                                                                  Exhibit 99.A.5


       [LETTERHEAD OF MML BAY STATE LIFE INSURANCE COMPANY APPEARS HERE]


                                Flexible Premium
                      Variable Whole Life Insurance Policy
--------------------------------------------------------------------------------

               Policy Number  0 000 000

                     Insured  JOHN A. DOE

        Selected Face Amount  $100,000


--------------------------------------------------------------------------------

Dear Policy Owner:

READ YOUR POLICY CAREFULLY. It has been written in readable language to help you understand its terms. We have used examples to explain some of its provisions. These examples do not reflect the actual amounts or status of this policy. As you read through the policy, remember the words "we", "us" and "our" refer to MML Bay State Life Insurance Company.

     We will, subject to the terms of this policy, pay the death benefit to the Beneficiary when due proof of the Insured's death is received at our Principal Administrative Office. The terms of this policy are contained on this and the following pages.

     For service or information on this policy, contact the agent who sold the policy, any of our agency offices or our Principal Administrative Office.

     YOU HAVE A RIGHT TO RETURN THIS POLICY. If you decide not to keep this policy, return it within ten days after you receive it, or within 10 days after you receive the notice of right to withdraw, or within 45 days after the date of the Part 1 of the application for this policy, whichever is latest. It may be returned by delivering or mailing it to our Principal Administrative Office, to any of our agency offices or to the agent who sold the policy. Then, the policy will be as though it had never been issued. We will promptly refund (a) any premium paid for this policy, plus (b) interest credited to this policy under the Guaranteed Principal Account, plus or minus (c) an amount that reflects the investment experience of the investment divisions of the Separate Account under this policy to the date the policy is received by us.

     Signed for MML Bay State Life Insurance Company.

     Sincerely yours,

                       [SIGNATURE APPEARS HERE]     [SIGNATURE APPEARS HERE]

                       President                    Secretary

This Policy provides that:  Insurance is payable when the Insured dies.
                            Within specified limits, flexible premiums may be paid during the Insured's lifetime.
                            No dividends will be paid.

The amount of death benefit and the duration of insurance coverage may be fixed or variable as described in Parts 3 and 5.
The variable account value of the policy may increase or decrease in accordance with the experience of the Separate Account. There are no minimum guarantees as to the variable account value.
The fixed account value of the policy earns interest at a rate not less than the minimum described in the Interest On Fixed Account Value provision.

B960-1A-8800

Policy Summary

This Summary briefly describes some of the major policy provisions. Since it does not go into detail, the actual provisions will control. See those provisions for full information and any limits that may apply. The "Where To Find It" on the inside of the back cover shows where these provisions may be found.

This is a variable whole life insurance policy. We will pay a death benefit if the Insured dies while the policy is in force. "In force" means that the insurance has not terminated. "Variable" means that all values which depend on the investment performance of the Separate Account shown on the Schedule Page are not guaranteed as to dollar amount.

Premiums for this policy are flexible. After the first premium has been paid, there is no requirement that any specific amount of premium be paid on any date. Instead, within the limits stated in the policy, any amount may be paid on any date before the death of the Insured.

Premiums are applied to increase the value of this policy. Monthly charges are deducted from the value of this policy each month. If there is not enough value to pay the monthly charges for a month, the policy will terminate at the end of 61 days. There is, however, a right to reinstate the policy.

There are other rights available while the Insured is living. These include:

     .    The right to assign this policy.
     .    The right to change the Owner or any Beneficiary.
     .    The right to surrender this policy.
     .    The right to make withdrawals.
     .    The right to make loans.
     .    The right to increase the Selected Face Amount.
     . The right to allocate net premiums among the Guaranteed Principal Account and the divisions of the Separate Account.
     . The right to transfer values between the Guaranteed Principal Account and the divisions of the Separate Account.

The policy also includes a number of Payment Options. These provide alternate ways to pay the death benefit or the amount payable upon surrender of the policy.



B960-1A-8800

                               THE SCHEDULE PAGE


THIS PAGE SHOWS SPECIFIC INFORMATION ABOUT THIS POLICY AND IS REFERRED TO THROUGHOUT THE POLICY


              POLICY NUMBER             0 000 000

                    INSURED             JOHN A DOE

       SELECTED FACE AMOUNT             $  100,000


ISSUE DATE     JAN 01 1988
POLICY DATE    JAN 01 1988
INSURED'S AGE ON POLICY DATE    35 MALE
--------------------------------------------------------------------------------

BASIC POLICY INFORMATION
------------------------

                                              SELECTED             MINIMUM
PLAN                                         FACE AMOUNT         FACE AMOUNT
----                                         -----------         -----------
FLEXIBLE PREMIUM VARIABLE                    $  100,000       SEE MINIMUM FACE
WHOLE LIFE                                                    AMOUNT PROVISION

--------------------------------------------------------------------------------

PREMIUM INFORMATION      AS OF JAN 01 1988
-------------------

FIRST PREMIUM                 $ 1,000.00
PLANNED ANNUAL PREMIUM        $ 1,000.00
PLANNED PREMIUM ON OTHER FREQUENCIES IS AS FOLLOWS:

     SEMIANNUAL                QUARTERLY
     ----------                ---------
     $   500.00                $  250.00

THE MAXIMUM LIMIT FOR PREMIUMS IN ANY POLICY YEAR IS $1310.00 IF PAYMENT OF A GREATER AMOUNT WOULD INCREASE THE AMOUNT OF INSURANCE WHICH REQUIRES A CHARGE.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT INFORMATION
----------------------------

     THE SEPARATE ACCOUNT REFERRED TO IN THIS POLICY IS MML BAY STATE VARIABLE LIFE SEPARATE ACCOUNT 1.

--------------------------------------------------------------------------------

OTHER INFORMATION
-----------------

THIS IS A NONSMOKER'S POLICY.

OWNER AND BENEFICIARY - SEE APPLICATION ATTACHED TO THIS POLICY

BASIS OF COMPUTATION - FOR MAXIMUM MONTHLY MORTALITY CHARGES, MINIMUM ANNUAL
--------------------
INTEREST RATE FOR THE GUARANTEED PRINCIPAL ACCOUNT AND MINIMUM CASH SURRENDER VALUES.

MORTALITY TABLE -- COMMISSIONERS 1980 STANDARD ORDINARY NONSMOKER MORTALITY
                   TABLE - MALE

INTEREST RATE -- 4% PER YEAR

POLICY NO. 0 000 000                   -1-

                   TABLE OF MAXIMUM MONTHLY MORTALITY CHARGES

THESE MAXIMUM MONTHLY MORTALITY CHARGES ARE FOR EACH $1,000 OF INSURANCE WHICH REQUIRES A CHARGE. THESE CHARGES APPLY TO THE ORIGINAL SELECTED FACE AMOUNT OF $100,000, ISSUED ON JAN 01 1988.


  POLICY YEAR    MAXIMUM MONTHLY        POLICY YEAR       MAXIMUM MONTHLY
   BEGINNING     MORTALITY CHARGE        BEGINNING        MORTALITY CHARGE
  -----------    ----------------       -----------       ----------------

  JAN 01 1988         0.14096           JAN 01 2023               2.94130
  JAN 01 1989         0.14764           JAN 01 2024               3.31274
  JAN 01 1990         0.15683           JAN 01 2025               3.63093
  JAN 01 1991         0.16685           JAN 01 2026               4.05839
  JAN 01 1992         0.17854           JAN 01 2027               4.54126
  JAN 01 1993         0.19107           JAN 01 2028               5.06274
  JAN 01 1994         0.20611           JAN 01 2029               5.62182
  JAN 01 1995         0.22115           JAN 01 2030               6.21387
  JAN 01 1996         0.23870           JAN 01 2031               6.83324
  JAN 01 1997         0.25626           JAN 01 2032               7.49616
  JAN 01 1998         0.27717           JAN 01 2033               8.22966
  JAN 01 1999         0.29975           JAN 01 2034               9.05445
  JAN 01 2000         0.32401           JAN 01 2035               9.99708
  JAN 01 2001         0.34996           JAN 01 2036              11.07332
  JAN 01 2002         0.37927           JAN 01 2037              12.26712
  JAN 01 2003         0.41026           JAN 01 2038              13.55591
  JAN 01 2004         0.44713           JAN 01 2039              14.91787
  JAN 01 2005         0.48989           JAN 01 2040              16.34412
  JAN 01 2006         0.53771           JAN 01 2041              17.80841
  JAN 01 2007         0.59311           JAN 01 2042              19.33267
  JAN 01 2008         0.65444           JAN 01 2043              20.94168
  JAN 01 2009         0.72255           JAN 01 2044              22.66794
  JAN 01 2010         0.79493           JAN 01 2045              24.57677
  JAN 01 2011         0.87327           JAN 01 2046              26.76407
  JAN 01 2012         0.96182           JAN 01 2047              29.63735
  JAN 01 2013         1.06061           JAN 01 2048              33.93112
  JAN 01 2014         1.17052           JAN 01 2049              41.27938
  JAN 01 2015         1.29585           JAN 01 2050              56.04155
  JAN 01 2016         1.43921           JAN 01 2051 AND LATER    83.33333
  JAN 01 2017         1.60155
  JAN 01 2018         1.78129
  JAN 01 2019         1.97513
  JAN 01 2020         2.18574
  JAN 01 2021         2.41241
  JAN 01 2022         2.66044

POLICY NO.    0 000 000                -2-

                    TABLE OF MINIMUM FACE AMOUNT PERCENTAGES

THE MINIMUM FACE AMOUNT ON ANY DATE IS A PERCENTAGE OF THE ACCOUNT VALUE ON THAT DATE. THE PERCENTAGES WHICH APPLY ARE SHOWN BELOW.


  POLICY YEAR        MINIMUM FACE          POLICY YEAR          MINIMUM FACE
   BEGINNING      AMOUNT PERCENTAGE         BEGINNING        AMOUNT PERCENTAGE
  -----------     -----------------        -----------       -----------------

  JAN 01 1988            452%              JAN 01 2023              155%
  JAN 01 1989            424%              JAN 01 2024              152%
  JAN 01 1990            410%              JAN 01 2025              148%
  JAN 01 1991            396%              JAN 01 2026              145%
  JAN 01 1992            383%              JAN 01 2027              143%
  JAN 01 1993            370%              JAN 01 2028              140%
  JAN 01 1994            358%              JAN 01 2029              138%
  JAN 01 1995            347%              JAN 01 2030              135%
  JAN 01 1996            335%              JAN 01 2031              133%
  JAN 01 1997            324%              JAN 01 2032              131%
  JAN 01 1998            314%              JAN 01 2033              129%
  JAN 01 1999            304%              JAN 01 2034              127%
  JAN 01 2000            294%              JAN 01 2035              126%
  JAN 01 2001            285%              JAN 01 2036              124%
  JAN 01 2002            276%              JAN 01 2037              123%
  JAN 01 2003            268%              JAN 01 2038              121%
  JAN 01 2004            259%              JAN 01 2039              120%
  JAN 01 2005            251%              JAN 01 2040              119%
  JAN 01 2006            244%              JAN 01 2041              118%
  JAN 01 2007            236%              JAN 01 2042              117%
  JAN 01 2008            229%              JAN 01 2043              116%
  JAN 01 2009            223%              JAN 01 2044              115%
  JAN 01 2010            216%              JAN 01 2045              114%
  JAN 01 2011            210%              JAN 01 2046              112%
  JAN 01 2012            204%              JAN 01 2047              111%
  JAN 01 2013            199%              JAN 01 2048              110%
  JAN 01 2014            193%              JAN 01 2049              109%
  JAN 01 2015            188%              JAN 01 2050              107%
  JAN 01 2016            183%              JAN 01 2051              106%
  JAN 01 2017            179%              JAN 01 2052              104%
  JAN 01 2018            174%              JAN 01 2053 AND LATER    100%
  JAN 01 2019            170%
  JAN 01 2020            166%
  JAN 01 2021            162%
  JAN 01 2022            158%

POLICY NO.    0 000 000                -3-

                           TABLE OF SURRENDER CHARGES

THE FOLLOWING CHARGES APPLY TO THE ORIGINAL SELECTED FACE AMOUNT OF $100,000 ISSUED ON JAN 1, 1988.

THE CHARGES ARE THE SUM OF A AND B MULTIPLIED BY C.


        DATE                        A      +      B      x      C
        ----                        -             -             -

     JAN 01 1988                 $450.00          B*            1
     JAN 01 1989                  400.00          B             1
     JAN 01 1990                  350.00          B             1
     JAN 01 1991                  300.00          B             1
     JAN 01 1992                  250.00          B             1
     JAN 01 1993                  200.00          B             1
     JAN 01 1994                  150.00          B             1
     JAN 01 1995                  100.00          B             1
     JAN 01 1996                   50.00          B             1
     JAN 01 1997                       0          B             1
     JAN 01 1998                       0          B             1
     JAN 01 1999                       0          B             .9
     JAN 01 2000                       0          B             .75
     JAN 01 2001                       0          B             .55
     JAN 01 2002                       0          B             .30
     JAN 01 2003                       0          0             0

*WHERE B EQUALS:

25% OF TOTAL PREMIUMS PAID FROM 0 THROUGH $945.00; PLUS
 5% OF TOTAL PREMIUMS PAID FROM $945.01 THROUGH $1,890.00; PLUS
 4% OF TOTAL PREMIUMS PAID FROM $1,890.01 THROUGH $2,835.00.

SURRENDER CHARGES REDUCE UNIFORMLY EACH MONTH BETWEEN THE DATES SHOWN.

POLICY NO.   0 000 000                 -4-

                TABLE OF MINIMUM ACCOUNT VALUES AFTER WITHDRAWAL



         FOR POLICY                          MINIMUM ACCOUNT VALUE
       YEAR BEGINNING                      REQUIRED AFTER WITHDRAWAL
       --------------                      -------------------------

        JAN 01 1988                                  605.00
        JAN 01 1989                                 1210.00
        JAN 01 1990                                 1815.00
        JAN 01 1991                                 2420.00
        JAN 01 1992                                 3025.00

        JAN 01 1993                                 3630.00
        JAN 01 1994                                 4235.00
        JAN 01 1995                                 4840.00
        JAN 01 1996                                 5445.00
        JAN 01 1997                                 6050.00

        JAN 01 1998                                 6655.00
        JAN 01 1999                                 7260.00
        JAN 01 2000                                 7865.00
        JAN 01 2001                                 8470.00
        JAN 01 2002                                 9075.00

        JAN 01 2003                                 9680.00
        JAN 01 2004                                10285.00
        JAN 01 2005                                10890.00
        JAN 01 2006                                11495.00
        JAN 01 2007                                12100.00

        JAN 01 2012 #                              15125.00

        JAN 01 2014 #                              16335.00

        JAN 01 2017 #                              18150.00

# ANNIVERSARIES NEAREST AGES 60, 62, AND 65

THESE MINIMUMS APPLY TO THE ORIGINAL SELECTED FACE AMOUNT OF $100,000 ISSUED ON JANUARY 1, 1988.

MINIMUM ACCOUNT VALUES FOR POLICY YEARS NOT SHOWN WILL BE FURNISHED ON REQUEST.

POLICY NO.    0 000 000                 -5-

                             Part l.  The Basics Of This Policy

                             In this Part we discuss some insurance concepts that are necessary to understand this policy.

The Parties Involved -       The Owner is the person who owns this policy, as
Owner, Insured,              shown on our records.
Beneficiary, Irrevocable
Beneficiary                  The Insured is the person whose life this policy
                             insures. The Insured may be the Owner of this policy, or someone else may be the Owner.

                             Example: You buy a policy that insures your own
                                      life and name yourself as Owner. In this case, you are both the Insured and Owner. If you buy a policy that insures your son and name yourself as Owner, then the Insured and Owner are different people.

                             A Beneficiary is any person named on our records to receive insurance proceeds after the Insured dies. There may be different classes of Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.

                             Example: Debbie is named as primary (first)
                                      Beneficiary. Anne and Scott are named as Beneficiaries in the secondary class. If Debbie is alive when the Insured dies, she receives the death benefit. But if Debbie is dead and Anne and Scott are alive when the Insured dies, Anne and Scott receive the death benefit.

                             Any Beneficiary may be named an Irrevocable
                             Beneficiary. An Irrevocable Beneficiary is one whose consent is needed to change that Beneficiary. Also, this Beneficiary must consent to the exercise of certain other rights.

Dates - Policy Date,         The Policy Date is shown on the Schedule Page. It
Policy Anniversary Date,     is the starting point for determining Policy
Policy Year, Issue Date,     Anniversary Dates and Policy Years. The first
Monthly Calculation          Policy Anniversary Date is one year after the
Date, Valuation Date,        Policy Date. The period from the Policy Date to the
Valuation Period,            first Policy Anniversary Date, or from one Policy
Register Date                Anniversary Date to the next, is called a Policy
                             Year.

                             Example: The Policy Date is June 10, 19X1. The
                                      first Policy Anniversary Date is June 10,
                                      19X2. The period from June 10, 19X1 to
                                      June 10, 19X2 is a Policy Year.

                             The Issue Date is also shown on the Schedule Page. It is the same as the Policy Date. The Issue Date is used to determine the start of the suicide and contestability periods. We discuss contestability below. See "Part 5. The Death Benefit" for a discussion of the suicide exclusion.

                             The Monthly Calculation Date is the monthly date on which we deduct monthly charges for this policy. The first Monthly Calculation Date is the Policy Date. Subsequent Monthly Calculation Dates are the same day of each month thereafter.

                             A valuation date is any date on which the New York Stock Exchange (or its successor) is open for trading. A valuation period is the period of time from the end of one valuation date to the end of the next valuation date.

                             The Register Date is the date on which the first net premium payment for this policy is allocated to the Separate Account or the Guaranteed Principal Account. It is the Valuation Date which is on, or next follows, the latest of:

                                   .    The Policy Date; or
                                   .    The date on which we receive a completed
                                        Part 1 of the application for this
                                        policy at our Principal Administrative
                                        Office; or
                                   .    The date on which we receive the first
                                        premium for this policy at our Principal
                                        Administrative Office.

                                     - 6 -
B960-1A-8800

Policy A Legal Contract      This policy is a legal contract between the Owner
                             and us. The entire contract consists of the application and the policy, which includes any riders the policy has. We have issued this policy in return for the application and the payment of the first premium. Any changes or waiver of its terms must be in writing and signed by our Secretary or an Assistant Secretary to be effective.

Policy Is Not                This policy is "not participating," which means
Participating                that no dividends are payable on this policy.

Representations And          We rely on all statements made by or for the
Contestability               Insured in the application(s). Legally, those
                             statements are considered to be representations and not warranties. We can contest the validity of this policy or any subsequent increases in the Selected
                             Face Amount for any material misrepresentation of a fact. To do so, however, the misrepresentation must have been made in the application, or in a supplemental application to increase the Selected
                             Face Amount, and a copy of the application must have been attached to this policy when issued, or made a part of the policy when changes in the Selected Face Amount become effective.

                             Except for any increases in the Selected Face Amount, we must bring legal action to contest this policy within two years from its Issue Date. For any increase in the Selected Face Amount, we must bring legal action to contest that increase:

                                   . Within two years from the effective date of the increase (except for increases provided by any insurability protection type of rider this policy has).
                                   .    Within two years from the Issue Date of
                                        the insurability protection type of
                                        rider, if the increase is provided by
                                        that rider.

Misstatement Of Age Or       If the Insured's date of birth or sex as given in
Sex                          the application is not correct, an adjustment will
                             be made. If the adjustment is made when the Insured dies, the death benefit will reflect the amount provided by the most recent mortality charge according to the correct age and sex. If the adjustment is made before the Insured dies, then future monthly deductions will be based on the correct age and sex.

Meaning Of In Force          "In force" means that the insurance provided by
                             this policy has not terminated. This policy will be in force from its Issue Date or, if later, the date the first premium is paid.

Principal Administrative     Our Principal Administrative Office is in
Office                       Springfield, Massachusetts. The address is MML Bay
                             State Life Insurance Company, Springfield,
                             Massachusetts 0llll.

                             Part 2. Premium Payments

                             Premiums are the payments that may be paid to us to increase the account value of this policy.

The  First Premium           The first premium for this policy is shown on the
                             Schedule Page. This premium is due on the Policy
                             Date. This policy will not be in force until the first premium has been paid.

Planned Premiums             The planned annual premium for this policy is shown
                             on the Schedule Page. Planned premiums on other frequencies are also shown on that page. The frequency of planned premiums for this policy is as elected in the application. This frequency may be changed by giving us advance written notice.

                             We also provide a pre-authorized payment plan. This plan, and any other alternate premium plans we provide, are covered by the rules and rates we set.

                             The payment of planned premiums on the frequency elected does not guarantee that this policy will continue in force.

B960-1A-8800

Premium Flexibility          After the first premium has been paid, there is no
And Premium Notices          requirement that any amount of premium be paid on
                             any date. Subject to the Right To Refund Premiums provision in this Part, while the policy is in force any amount of premium may be paid at any time before the death of the Insured. Each premium paid must be at least $10 or, if greater, the amount needed to prevent termination, as discussed in the Grace Period And Termination provision in Part 3.

                             We will send premium notices for the planned premium according to the amount and frequency in effect. We will stop sending notices for the planned premium if no premium has been paid for l8 consecutive months. However, if a premium is paid after that time, we will send notices for the planned premium again.

                             We will also send notice of any premium needed to prevent termination of this policy.

                             Notices will be sent only while this policy is in force.

Where To Pay                 All premiums are payable to us at our Principal
Premiums                     Administrative Office or at the place shown for
                             payment on the premium notice. Upon request, a receipt signed by our Secretary or an Assistant
                             Secretary will be given for any premium payment.

Right To Refund              We have the right to promptly refund any amount of
Premiums                     premium paid if application of that premium to the
                             account value would increase the amount of insurance which requires a charge.

                             This right is limited to premiums paid in a Policy Year which exceed the maximum limit shown on the Schedule Page.

                             Part 3.  Accounts, Values, And Charges

                             This policy provides that certain values (referred to as the variable account values) are based on the investment performance of the Separate Account and are not guaranteed as to dollar amount. This policy also provides that other values (referred to as the fixed account values) are based on the interest credited to the Guaranteed Principal Account. The account value of this policy is the variable account value plus the fixed account value. This Part gives information about the Separate Account, the Guaranteed Principal Account, and the values and charges connected with them.

Net Premium                  Net premium is 92.5% of each premium we receive.

Allocation Of Net            Each net premium we receive will be allocated among
Premiums                     the Guaranteed Principal Account and the divisions
                             of the Separate Account, as directed in the application. This allocation will remain in effect until changed by any later written election satisfactory to us and received at our Principal
                             Administrative Office. We will allocate the first net premium payment as of the Register Date.

The Separate Account         The Separate Account shown on the Schedule Page is
                             a separate investment account which we have established under Missouri law. This Separate
                             Account has four divisions. They are:

                                   . The Equity Division. Amounts credited to this division are invested in shares of MML Equity Fund, or its successor. This Fund invests primarily in common stocks and other equity securities.
                                   .    The Money Market Division. Amounts
                                        credited to this division are invested
                                        in shares of MML Money Market Fund, or
                                        its successor. This Fund invests
                                        primarily in short-term debt
                                        instruments.
                                   .    The Managed Bond Division. Amounts
                                        credited to this division are invested
                                        in shares of MML Managed Bond Fund, or
                                        its successor. This Fund invests
                                        primarily in fixed-income securities.

B960-1A-8800

                                   .    The Blend Division. Amounts credited to
                                        this division are invested in shares of
                                        MML Blend Fund, or its successor. This
                                        Fund may invest in: common stocks and
                                        other equity securities; money market
                                        instruments and other debt securities
                                        with maturities generally not exceeding
                                        one year; and bonds and other debt
                                        securities with maturities generally
                                        exceeding one year.

                             The values of the assets in the divisions are variable and are not guaranteed. They depend on the investment results of the Separate Account shown on the Schedule Page.

                             We own the assets of the Separate Account. Those assets will only be used to support variable life insurance policies. A portion of the assets, equal to the reserves and other liabilities of the Separate Account, will not be charged with liabilities that arise from any other business we may conduct. However, we may transfer assets, which exceed the reserves and other liabilities of the Separate Account, to our general account. Income, gains and losses, whether or not realized, from each division of the Separate Account are credited to or charged against that division without regard to any of our other income, gains or losses.

Changes In The Separate      We have the right to establish additional divisions
Account                      of the Separate Account from time to time. Amounts
                             credited to any additional divisions established would be invested in shares of other Funds. For any division, we have the right to substitute new
                             Funds.

                             We have the right to change the investment policy of any division of the Separate Account with the approval of the Missouri Insurance Commissioner. If required, the process for obtaining approval of a material change from the Missouri Insurance Commissioner will be filed with the insurance supervisory official of the state where this policy is delivered. We will notify the Owner if the Missouri Insurance Commissioner approves any material change.

                             We have the right to operate the Separate Account as a unit investment trust under the Investment Company Act of 1940 or in any other form permitted by law.

Accumulation Units           Accumulation units are used to measure the variable
                             account value of this policy. The value of a unit is determined at the time set by us on each valuation date for valuation of the Separate
                             Account. The value of any unit can vary from valuation date to valuation date. That value reflects the investment performance of the division of the Separate Account applicable to that unit.

Purchase Of                  The amount of each net premium we receive for this
Accumulation Units           policy for allocation to each division of the
                             Separate Account will be applied to purchase accumulation units for this policy in that division.

                             Accumulation units will be purchased in any division of the Separate Account at the time set by us on the valuation date which is on or next follows the date the premium is received by us, but not earlier than the Register Date. However, if any premium is received other than by mail at our Principal Administrative Office after the time set for valuation of the Separate Account, that premium will be deemed to have been received on the next day. Accumulation units will be purchased with the net premium at the unit value on the date of purchase. The number of units purchased will be the amount applied divided by the accumulation unit value on the date of purchase.

                             Example: The amount applied is $550. The date of
                                      purchase is June 10, 19X4. The
                                      accumulation unit value on that date is
                                      $10. The number of units purchased would be 55. ($550 divided by $10 = 55). If, instead, the unit value was $11, then the amount applied would purchase 50 units. ($550 divided by $11 = 50).

Variable Account Value       The variable account value of this policy reflects:
Of Policy

                                   . The net premiums which are allocated for this policy to the Separate Account;
                                   .    Any amounts transferred into the
                                        Separate Account for this policy from
                                        the Guaranteed Principal Account;
                                   .    Any transfers and withdrawals from the
                                        Separate Account for this policy;

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                                   .    Any monthly charges deducted from the
                                        Separate Account for this policy; and
                                   .    The net investment experience of the
                                        Separate Account for this policy.

                             Net premiums, transfers, withdrawals, and monthly deductions are all reflected in the variable account value through the purchase or sale of accumulation units. The net investment experience is reflected in the value of the accumulation units. Net premiums and monthly deductions are discussed in this Part 3. Transfers and withdrawals are discussed in Part 4.

                             The value of this policy's accumulation units in a division of the Separate Account is equal to the accumulation unit value in that division on the date the value is determined, multiplied by the number of those units in that division. How accumulation unit values are determined is discussed in "Part 7. Notes On Our Computations."

                             The variable account value of this policy on any date is the total of the values of this policy's accumulation units in each division of the Separate Account.

The Guaranteed               The Guaranteed Principal Account is part of our
Principal Account            general account. It has no connection with, and
                             does not depend on, the investment performance of the Separate Account.

                             We have the right to establish additional guaranteed principal accounts from time to time.


Fixed Account Value Of       The fixed account value of this policy is the
Policy                       accumulation at interest of:

                                   . The net premiums which are allocated for this policy to the Guaranteed Principal Account; plus
                                   .    Any amounts transferred into the
                                        Guaranteed Principal Account for this
                                        policy from the Separate Account; less
                                   .    Any transfers and withdrawals from the
                                        Guaranteed Principal Account for this
                                        policy; and less
                                   .    Any monthly charges deducted from the
                                        Guaranteed Principal Account for this
                                        policy.

Interest On Fixed            The fixed account value of this policy earns
Account Value                interest at a rate not less than the minimum annual
                             interest rate for the Guaranteed Principal Account shown in the Basis Of Computation section on the Schedule Page. Interest is credited daily to and including the date the fixed account value is determined.

                             For any fixed account value in excess of an amount equal to any policy loan, the interest rate we use will be the daily equivalent of the greater of:

                                   .    The minimum annual rate; or
                                   .    An alternate annual rate established by
                                        us.

                             This alternate annual rate will not be less than the following rate:


                                   .    The Treasury Bill Index (as discussed
                                        below); reduced by
                                   .    Any tax charge which reflects the
                                        policy's share of our federal income tax liability.

                             On the 15th day of March, June, September and December, we determine the Treasury Bill Index to be effective during the period beginning on the first day of the next calendar quarter and ending on the last day of that quarter. The index is equal to the arithmetic average of the discount rates established at the regular weekly auctions of 91-day United States Treasury Bills. Auctions occurring during the period beginning with the 16th day of the last month of the preceding calendar quarter and ending with the 15th day of the last month of the current calendar quarter are used to determine the average.



                                    - 10 -

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                                    - 11 -

                             Example: On March 15, 19X2 we determine that the
                                      Treasury Bill Index for the period
                                      December 16, 19X1 through March 15, 19X2 is 10.5%. We reduce the index by a tax charge of .5%. The alternate annual rate for the calendar quarter beginning April 1, 19X2 and ending June 30, 19X2 will not be less than 10%.

                             If the regular auction program for 91-day Treasury Bills is discontinued, we will, with the approval of the insurance supervisory official of the state where this policy was delivered, use a comparable index.

                             For any fixed account value equal to policy loan, the interest rate we use will be the daily equivalent of the greater of:

                                   .    The minimum annual rate; or
                                   .    The annual loan interest rate in effect
                                        on the previous Monthly Calculation Date less not more than 2%.

Account Value Of Policy      The account value of this policy on any date is the
                             variable account value plus the fixed account value, both determined as of that date.

Monthly Charges              Charges will be deducted from the account value of
                             this policy. The charges are due on each Monthly
                             Calculation Date.

                             The charges will be taken from the divisions of the Separate Account and from the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding outstanding policy loans). Deductions will be made, and values will be determined, on the valuation date which is on, or next follows, the latest of:

                                   .    The Register Date; or
                                   .    The date the deduction is due; or
                                   .    The date we receive the amount of
                                        premium needed to prevent termination in accordance with the Grace Period And
                                        Termination provision in this Part.

                             Deductions from the Separate Account are made by selling accumulation units at their value on the date determined above.

                             We assess monthly charges of three types:

                             1. Administrative Charge. The amount of this charge will be determined by us. However, it will not be greater than $8.00 per month.

                             2. Mortality Charge. The maximum monthly mortality charges for each $1,000 of insurance which requires a charge are shown in the Table(s) Of Maximum Monthly Mortality Charges. There is one table for the original Selected Face Amount and any increases that have the same maximum charges as shown in the table. If any increase in the Selected Face Amount has different maximum charges because it is in a different underwriting classification, those charges will be shown in the table which applies to that increase. If there is more than one table, the maximum charges in the most recent table will apply to the amount of insurance which requires a charge, up to the amount to which that table applies. Maximum charges for any insurance in excess of that amount will be those shown in the next most recent table(s), up to the amount of each table, using the most recent table first.

                             We have the right to charge less than the maximum charges shown in the table(s). Any change in these charges will apply to all individuals who are in the same class as the Insured. These charges may differ depending on whether or not this policy is in a tax-qualified pension or profit sharing plan.

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

                             The amount of insurance which requires a charge is determined as follows. This computation is made as of the date the charge is due. All amounts are computed as of that date.

                             a. We compute the account value after all additions and deductions other than the deduction of the mortality charge.

                             b. We determine the greater of the Selected Face Amount in effect or the Minimum Face Amount in effect (as discussed in Part 5). The Minimum Face Amount used here is based on the account value computed in (a) above.

                             c. We divide the amount of benefit determined in
                             (b) above by 1 plus the monthly equivalent
                             (expressed as a decimal fraction) of the minimum annual interest rate for the Guaranteed Principal Account shown in the Basis Of Computation section on the Schedule Page.

                             d. We subtract the account value, as computed in
                             (a) above, from the amount determined in (c) above. The result is the amount of insurance which requires a charge.

                             3. Rider Charge. The monthly charges for any rider are shown in a table of charges for that rider.

Grace Period And             If the account value less any policy debt is not
Termination                  enough to cover the monthly charges due on a
                             Monthly Calculation Date, we allow a grace period for payment of the amount of premium needed to increase the account value so that the monthly deduction can be made. This grace period begins on the date the deduction is due. It ends 61 days from that date or, if later, 30 days after we have mailed a written notice to the Owner at the last known address shown on our records. This notice will state the amount needed to increase the account value to cover the charges.

                             During the grace period, the policy will continue in force. The policy will terminate if we do not receive payment of the required amount by the end of the grace period.

                             Part 4.  Life Benefits

                             A life insurance policy provides a death benefit if the Insured dies while the policy is in force. There are also rights and benefits that are available before the Insured dies. These "Life Benefits" are discussed in this Part.

                             Policy Ownership

Rights Of Owner              While the Insured is living, the Owner may exercise
                             all rights given by this policy or allowed by us.
                             These rights include assigning this policy, changing Beneficiaries, changing ownership, enjoying all policy benefits and exercising all policy options.

                             The consent of any Irrevocable Beneficiary is needed to exercise any policy right except the right to:

                                   .    Change the frequency of planned
                                        premiums.
                                   .    Change the premium payment plan.
                                   .    Reinstate this policy after termination.

Assigning This Policy        This policy may be assigned. But for any assignment
                             to be binding on us, we must receive a signed copy of it at our Principal Administrative Office. We will not be responsible for the validity of any assignment.

                                    - 12 -

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

                                    - 13 -

                             Once we receive a signed copy, the rights of the Owner and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any policy debt. See "Borrowing On This Policy" in this Part for a discussion of policy debt.

Changing The Owner           The Owner or any Beneficiary may be changed during
Or Beneficiary               the Insured's lifetime. We do not limit the number
                             of changes that may be made. To make a change, a written request, satisfactory to us, must be received at our Principal Administrative Office.
                             The change will take effect as of the date the request is signed, even if the Insured dies before we receive it. Each change will be subject to any payment we made or other action we took before receiving the request.

Transfers Of Values          Transfers of values may be made upon written
                             direction satisfactory to us received at our Principal Administrative Office. These transfers are:

                                   . Transfers of values between divisions of the Separate Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the units sold to purchase units in any other division.
                                   .    Transfers of values from one or more
                                        divisions of the Separate Account to the Guaranteed Principal Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the units sold to the Guaranteed Principal Account.
                                   .    Transfers of values from the Guaranteed
                                        Principal Account to one or more
                                        divisions of the Separate Account. These transfers will be made by applying all or part of the value in the Guaranteed Principal Account to purchase accumulation units in one or more divisions of the Separate Account.

                             Unit values will be determined as of the valuation date which is on or next follows the date the written direction is received at our Principal Administrative Office.

Limitations On               Transfers of values out of the Guaranteed Principal
Transfers                    Account to the Separate Account are limited to one
                             in each Policy Year. Any transfer out of the Guaranteed Principal Account cannot be more than 25% of the fixed account value of this policy on the date the transfer is made.

                             Up to four transfers will be allowed in any one Policy Year. However, this limitation does not apply to any transfers resulting from a policy loan. In addition, all values may be transferred to the Guaranteed Principal Account at any time.

                             All transfers made on one Valuation Date will be considered one transfer.

                             Surrendering This Policy And Making Withdrawals

Right To Surrender           This policy may be surrendered for its cash
                             surrender value at any time while the Insured is living. Surrender will be effective on the date we receive this policy and a written surrender request, satisfactory to us, at our Principal
                             Administrative Office. A later effective date may be elected in the surrender request.

Cash Surrender Value         The cash surrender value is equal to the account
                             value less any surrender charges that apply and less any policy debt. The surrender charge for this policy is the sum of the surrender charges for the original Selected Face Amount and all increases in Selected Face Amount. These charges are shown in the Table(s) Of Surrender Charges. There are separate tables of surrender charges for any increase(s) in the Selected Face Amount.

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

Making Withdrawals           While the Insured is living, withdrawals may be
                             made on any Monthly Calculation Date after six months from the Policy Date. The request for a withdrawal must be written and satisfactory to us.
                             It must state the Account (or Accounts) from which the withdrawal will be made. For any withdrawal from the Separate Account, the request must also state the division (or divisions) from which the withdrawal will be made.

                             Withdrawals from the Guaranteed Principal Account will be made by reducing the value in that Account to provide the withdrawal including any withdrawal charge that applies to that withdrawal. Withdrawals from a division (or divisions) of the Separate Account will be made by selling a sufficient number of accumulation units to provide the withdrawal including any withdrawal charge that applies to that withdrawal. Each withdrawal will be subject to the limits set forth below.

                                   .    The minimum amount of a withdrawal
                                        (before deducting the withdrawal charge) is $l00.
                                   .    A withdrawal charge of 2% of the
                                        withdrawal, but not more than $25, will
                                        be deducted from the amount of the
                                        withdrawal. The charges shown in the
                                        Table Of Surrender Charges do not apply
                                        to any withdrawal.
                                   .    The account value remaining after a
                                        withdrawal must be at least equal to the amount shown in the Table Of Minimum Account Values After Withdrawal.
                                   .    The maximum amount of a withdrawal is
                                        the cash surrender value of this policy.

                             The Selected Face Amount will be automatically reduced by the amount of any withdrawal. However, the surrender charges for this policy will not be reduced as the result of this reduction in the Selected Face Amount.

                             Example: You have a Selected Face Amount of $50,000
                                      and an account value of $20,000. You make a withdrawal of $5,000. The account value will be reduced to $15,000 and the Selected Face Amount will be reduced to $45,000.

How We Pay                   Any withdrawal made will be paid in one sum.
                             However, if the entire policy is surrendered, the cash surrender value may be paid in one sum, or it may be applied under any payment option elected.
                             See "Part 5. Payment Options".

                             We may delay paying any surrender or withdrawal value from the Guaranteed Principal Account for up to six months from the date the request is received at our Principal Administrative Office.

                             We may delay paying any surrender or withdrawal value from the Separate Account during any period that:

                                   .    The New York Stock Exchange is closed,
                                        except for normal weekend or holiday
                                        closings, or trading is restricted; or
                                   .    The Securities and Exchange Commission
                                        determines that a state of emergency
                                        exists; or
                                   .    The Securities and Exchange Commission
                                        permits us to delay payment for the
                                        protection of our policy owners.

                             If payment is delayed for 30 days or more, we will add interest at an annual rate of 3%.

                             Borrowing On This Policy

Right To Make Loans          After the first Policy Year, loans can be made on
                             this policy at any time while the Insured is living. However, the policy must be properly assigned to us before the loan is made. No other collateral is needed. We refer to all outstanding loans plus accrued interest as "policy debt".

                                    - 14 -

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

                                    - 15 -

Effect Of Loan               A loan is attributed to each division of the
                             Separate Account and to the Guaranteed Principal
                             Account in proportion to the values of this policy in each of those divisions and in the Guaranteed
                             Principal Account (excluding any outstanding policy loans) at the time of the loan. The amount of the loan attributed to each division of the Separate
                             Account will be transferred to the Guaranteed
                             Principal Account. Any such transfer is made by selling accumulation units in the division and applying the value of those units to the Guaranteed
                             Principal Account on the date the loan is made. Any interest added to the loan will be treated as a new loan under this provision.

                             The amount equal to any outstanding policy loans will be held in the Guaranteed Principal Account, and will earn interest as described in the Interest On Fixed Account Value provision.

Maximum Loan                 The maximum amount that can be borrowed on any date
Available                    is determined as follows.

                             1. We subtract from the account value any surrender
                                charges that would apply if the policy were surrendered on that date.

                             2. We calculate 90% of the amount determined in
                                (1) above.

                             3. We subtract any policy debt from the amount
                                determined in (2) above. The amount that results from this subtraction is the maximum amount that can be borrowed.

Interest                     The interest rate on any loan is 6% per year.
                             Interest is not due in advance. This interest accrues (builds up) each day and becomes part of the policy debt as it accrues.

                             Interest is due on each Policy Anniversary Date. If interest is not paid when due, it will be added to the loan and will bear interest at the rate payable on the loan.

                             Example: You have a loan of $1,000. The interest due on the Policy Anniversary Date is $60. If it is not paid on that date, we will add it to the existing loan. The loan will then be $1,060 and interest will be charged on this amount from then on.

Policy Debt Limit            Policy debt (including accrued interest) may not
                             equal or exceed the account value less any surrender charges that apply. If this limit is reached, we can terminate this policy. To terminate for this reason we must mail written notice to the Owner and any assignee shown on our records at their last known addresses. This notice will state an amount that will bring the policy debt back within the limit. If we do not receive payment within 31 days after the date we mailed the notice, the account value will be reduced by any surrender charges that apply and this policy will terminate at the end of those 31 days.

Repayment Of Policy          All or part of any policy debt may be repaid at any
Debt                         time while the Insured is living. However, policy
                             debt can only be repaid while this policy is in force.

                             Any repayment of policy debt will be attributed to the Guaranteed Principal Account. Repayments will not result in the transfer of values from the Guaranteed Principal Account to the divisions of the Separate Account.

Other Borrowing Rules        We may delay the granting of any loan attributable
                             to the Guaranteed Principal Account for up to six months.

                             We may delay the granting of any loan attributable to the Separate Account during any period that:

                                   .    The New York Stock Exchange is closed,
                                        except for normal weekend or holiday
                                        closings, or trading is restricted; or
                                   .    The Securities and Exchange Commission
                                        determines that a state of emergency
                                        exists; or

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

                                   .    The Securities and Exchange Commission
                                        permits us to delay payment for the
                                        protection of our policy owners.

                             Reinstating This Policy

When Reinstatement           After this policy has terminated, it may be
Can Be Made                  reinstated - that is, put back in force. However,
                             the policy cannot be reinstated if it has been surrendered for its cash surrender value.
                             Reinstatement must be made within 5 years after the date of termination and during the Insured's lifetime.

Requirements To              Evidence of insurability satisfactory to us is
Reinstate                    required to reinstate. A premium is also required
                             as a cost to reinstate. That premium must be no less than the amount necessary to produce an account value equal to three times the monthly charges due on the Monthly Calculation Date which is on, or next follows, the date of reinstatement.

                             Right To Increase Selected Face Amount

Increases In The             While this policy is in force, the Selected Face
Selected Face Amount         Amount may be increased upon written application.
                             Except for any increase elected under an insurability protection type of rider, evidence of insurability, satisfactory to us, is required for each increase. Any increase must be for at least
                             $15,000, except we may adopt rules which establish a lower minimum.

                             Any increase elected under any insurability protection type of rider will be effective as directed in that rider. Any other increase in the Selected Face Amount will be effective on the Monthly Calculation Date which is on, or next follows, the date we approve the application.

                             Mortality charges for each increase elected are determined and deducted from the account value of this policy in accordance with the Monthly Charges provision. These charges will be deducted from the account value beginning on the effective date of the increase. Additional surrender charges will apply for each increase elected.

                             You have a "right to return" any increase in Selected Face Amount as set forth for a new policy on the cover of this policy. However, this right applies only to the increase and to any premiums paid on or after the date of the application for that increase.

Limitations On               No increase in the Selected Face Amount can be
Increases                    elected:

                                   .    Within six months after the Policy Date;
                                        or
                                   .    Within six months after any previous
                                        increase; or
                                   .    After the Policy Anniversary Date
                                        nearest the Insured's 82nd birthday.

                             The limitations on increases in the Selected Face Amount do not apply to any increase which is elected in accordance with any insurability protection type of rider this policy has.

Evidence Of Increases        If the Selected Face Amount is increased we will
                             send a copy of the application for the increase and an amended Schedule Page reflecting that increase.
                             We will also send any Tables pages that may be required. However, we have the right to require that the policy be sent to us so that the increase can be made.

                             Reports To Owner

Annual Report                Each year within 30 days after the Policy
                             Anniversary Date we will mail a report to the Owner. There will be no charge for this report.
                             This report will show the account value at the beginning of the previous Policy Year and all premiums paid since that time. It will also show the additions to, and deductions from, the account value during that Year, and the account value, death benefit, cash surrender value, and policy debt as of the current Policy Anniversary Date.

                                    - 16 -
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                                    - 17 -

                             This report will also include any additional information required by applicable law or regulation.

Illustrative Report          In addition to the periodic reports, we will, upon
                             request, send an illustrative report of projected values to the Owner. We will not charge a fee for providing an illustrative report on an annual basis. However, if the Owner requests illustrative reports more frequently, we may charge a reasonable fee, but only for those additional reports.

                             Part 5.  The Death Benefit

                             The death benefit is the amount of money we will pay when we receive due proof at our Principal Administrative Office that the Insured died while the policy was in force. We discuss the death benefit in this Part.

Death Benefit                If the Insured dies while this policy is in force,
                             the death benefit is the greater of:

                                   .    The Selected Face Amount in effect on
                                        the date of death; or
                                   . The Minimum Face Amount in effect on the date of death;

                             with the following additions and deductions.

                             We add that part of any monthly deduction which applies to a period beyond the date of death.

                             We deduct any policy debt outstanding on the date of death. We also deduct any unpaid monthly charges to the date of death.

                             The Selected Face Amount is shown on the Schedule Page. The Minimum Face Amount is discussed in the provision which follows.

Minimum Face Amount          In order to qualify as life insurance under the
                             federal tax laws in effect on the Issue Date, this policy has a Minimum Face Amount. The Minimum Face
                             Amount on any date is a percentage of the account value on that date. The percentage for each Policy
                             Year is shown in the Table Of Minimum Face Amount
                             Percentages in this policy.

                             Example: The Minimum Face Amount is determined on June 10, 19X1. The account value on that date is $50,000. The last Policy Anniversary Date was May 2, 19X1. If the applicable Minimum Face Amount Percentage for the Policy Year beginning May 2, 19X1 is 260%, then the Minimum Face Amount is 260% of $50,000, or $130,000.

When We Pay                  The death benefit will be paid within seven days of
                             the date we receive due proof of the Insured's death, and any other requirements necessary for us to make payment, at our Principal Administrative
                             Office. However, we may delay payment of the death benefit during any period that:

                                   .    The New York Stock Exchange is closed,
                                        except for normal weekend or holiday
                                        closings, or trading is restricted; or
                                   .    The Securities and Exchange Commission
                                        determines that a state of emergency
                                        exists; or
                                   .    The Securities and Exchange Commission
                                        permits us to delay payment for the
                                        protection of our policy owners.

Interest On Death            If the death benefit is paid in one sum, we will
Benefit                      add interest from the date of death to the date of
                             payment. The amount of interest will be the same as would be paid under Option D of the payment options for that period of time. See "Part 6. Payment
                             Options" for a description of Option D.


B960-1A-8800

                             If the death benefit is applied under a payment option, interest will be paid from the date of death to the effective date of that option. It will be paid in one sum to the Beneficiary living on that effective date. The amount of interest will be the same as would be paid under Option D for that period of time.

Suicide Exclusion            Except for any increases in the Selected Face
                             Amount, we will pay a limited death benefit if the Insured commits suicide, while sane or insane, within two years from the Issue Date and while this policy is in force. The limited death benefit will be the amount of premiums paid for this policy, less any policy debt.

                             For any increases in the Selected Face Amount, we will pay a limited death benefit if the Insured commits suicide, while sane or insane, within two years from the effective date of the increase and while it is in force. The limited death benefit will be the monthly deductions made for that increase. However, if the limited death benefit as described in the preceding paragraph is payable, there will be no death benefit for the increase. Any limited death benefit will be paid in one sum to the Beneficiary.

                             Part 6.  Payment Options

                             These are Optional Methods Of Settlement. They provide alternate ways in which payment can be made.

Availability Of Options      All or part of the death benefit or cash surrender
                             value may be applied under any payment option. If this policy is assigned, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any payment option.

Minimum Amounts              If the amount to be applied under any option for
                             any one person is less than $2,000, we may pay that amount in one sum instead. If the payments under any option come to less than $20 each, we have the right to make payments at less frequent intervals.

Description Of Options       Our payment options are described below. Any other
                             payment option agreed to by us may be elected. The payment options are described in terms of monthly payments. Annual, semiannual, or quarterly payments may be requested instead. The amount of these payments will be determined in a way which is consistent with monthly payments and will be quoted on request.

                             If the Schedule Page shows that this policy was issued on a unisex rate basis, the female rates shown in the Option C, E and F Tables apply in all cases. The male rates in those tables do not apply to unisex rate policies.

Option A Fixed Amount Payment Option. Each monthly payment will be for an agreed fixed amount. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate determined by us, but not less than the equivalent of 3% per year. Payments continue until the amount we hold runs out. The last payment will be for the balance only.

Option B Fixed Time Payment Option. Equal monthly payments will be made for any period selected, up to 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates we are using when the first payment is due. The rate of any payment will not be less than shown in the Option B Table.

B960-1A-8800

                                          Option B Table
                      Minimum Monthly Payment Rates For Each $1,000 Applied

                                       Monthly                         Monthly
                        Years          Payment          Years          Payment

                           1           $84.47            16             $6.53
                           2            42.86            17              6.23
                           3            28.99            18              5.96
                           4            22.06            19              5.73
                           5            17.91            20              5.51

                           6            15.14            21              5.32
                           7            13.16            22              5.15
                           8            11.68            23              4.99
                           9            10.53            24              4.84
                          10             9.61            25              4.71

                          11             8.86            26              4.59
                          12             8.24            27              4.47
                          13             7.71            28              4.37
                          14             7.26            29              4.27
                          15             6.87            30              4.18

                         For quarterly payment, multiply by 2.993. For semiannual payment, multiply by 5.963. For annual payment, multiply by 11.839.


Option C Lifetime Payment Option. Equal monthly payments are based on the life of a named person. Payments will continue for the lifetime of that person. The three variations are:

             (1) Payments for life only. No specific number of payments is guaranteed. Payments stop when the named person dies.

             (2) Payments guaranteed for amount applied. Payments stop when they equal the amount applied or when the named person dies, whichever is later.

             (3) Payments guaranteed for 5, 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

             The Option C Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.


B960-1A-8800

--------------------------------------------------------------------------------
                                Option C Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                        Payments                   Payments Guaranteed For
            Age*        For Life    Amount         5         10         20
    Male   Female         Only      Applied      Years      Years      Years

     35      40          $3.30       $3.25       $3.29      $3.28      $3.27
     40      45           3.47        3.41        3.46       3.45       3.43
     45      50           3.69        3.60        3.68       3.67       3.62
     50      55           3.96        3.83        3.95       3.93       3.85
     55      60           4.31        4.13        4.30       4.27       4.14

     60      65           4.77        4.49        4.75       4.70       4.44
     65      70           5.41        4.96        5.38       5.26       4.77
     70      75           6.30        5.56        6.21       5.96       5.07
     75      80           7.50        6.31        7.30       6.77       5.30
     80      85           9.16        7.29        8.72       7.64       5.43

     85                  11.48        8.54       10.46       8.44       5.49

     * Age on birthday nearest due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.
--------------------------------------------------------------------------------

Option D Interest Payment Option. We will hold any amount applied under this option. Interest on the unpaid balance will be paid each month at a rate determined by us. This rate will be not less than the equivalent of 3% per year.

Option E Joint Lifetime Payment Option. Equal monthly payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, the same payment will continue for the lifetime of the other. The two variations are:

             (1) Payments for two lives only. No specific number of payments is guaranteed. Payments stop when both named persons have died.

             (2) Payments guaranteed for 10 years. Payments stop at the end of 10 years, or when both named persons have died, whichever is later.

             The Option E Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

B960-1A-8800

--------------------------------------------------------------------------------
                                Option E Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                           Payments For Two Lives Only

                          M50       M55       M60       M65       M70       M75
          Age*            F55       F60       F65       F70       F75       F80
        M      F
       50     55     $   3.53  $   3.64  $   3.72  $   3.80  $   3.85  $   3.89
       55     60         3.64      3.78      3.91      4.03      4.12      4.18
       60     65         3.72      3.91      4.10      4.27      4.42      4.54
       65     70         3.80      4.03      4.27      4.52      4.76      4.97
       70     75         3.85      4.12      4.42      4.76      5.11      5.44

       75     80         3.89      4.18      4.54      4.97      5.44      5.92
       80     85         3.91      4.23      4.63      5.12      5.71      6.36

                        Payments Guaranteed For 10 Years

                        M50       M55       M60       M65       M70       M75
        Age*            F55       F60       F65       F70       F75       F80
      M      F
     50     55     $   3.52  $   3.63  $   3.71  $   3.79  $   3.84  $   3.88
     55     60         3.63      3.77      3.90      4.02      4.11      4.17
     60     65         3.71      3.90      4.09      4.26      4.41      4.53
     65     70         3.79      4.02      4.26      4.51      4.75      4.94
     70     75         3.84      4.11      4.41      4.75      5.08      5.38

     75     80         3.88      4.17      4.53      4.94      5.38      5.82
     80     85         3.90      4.22      4.61      5.08      5.62      6.19

     * Age on birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.
--------------------------------------------------------------------------------

Option F Joint Lifetime Payment Option With Reduced Payments. Monthly payments are based on the lives of two named persons. Payments will continue while both are living. When one dies, payments are reduced by one-third and will continue for the lifetime of the other. Payments stop when both persons have died.

             The Option F Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.



B960-1A-8800

--------------------------------------------------------------------------------
                                Option F Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                         M50       M55       M60       M65       M70       M75
         Age*            F55       F60       F65       F70       F75       F80
       M      F
      50     55     $   3.80  $   3.94  $   4.10  $   4.28  $   4.47  $   4.66
      55     60         3.94      4.11      4.30      4.51      4.73      4.96
      60     65         4.10      4.30      4.52      4.77      5.05      5.33
      65     70         4.28      4.51      4.77      5.08      5.42      5.77
      70     75         4.47      4.73      5.05      5.42      5.85      6.30

      75     80         4.66      4.96      5.33      5.77      6.30      6.88
      80     85         4.86      5.19      5.61      6.13      6.77      7.51

     * Age on birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.
--------------------------------------------------------------------------------
Electing A Payment  To elect any option, we require that a written request,
Option satisfactory to us, be received at our Principal Administrative Office. The Owner may elect an option during the Insured's lifetime. If the death benefit is payable in one sum when the Insured dies, the Beneficiary may elect an option with our consent.

                    Options for any amount payable to an association, corporation, partnership or fiduciary are available with our consent. However, a corporation or partnership may apply any amount payable to it under Option C, E or F if the option payments are based on the life or lives of the Insured, the Insured's spouse, any child of the Insured, or any other person agreed to by us.

Effective Date And  The effective date of an option is the date the amount is
Payment Dates       applied under that option. For a death benefit, this is the date that due proof of the Insured's death is received at our Principal Administrative Office. For the cash surrender value, it is the effective date of surrender.

                    The first payment is due on the effective date, except the first payment under Option D is due one month later. A later date for the first payment may be requested in the payment option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No part payment will be made for any period shorter than the time between payment dates.

                    Example: Monthly payments of $100 are being made to your son on the lst of each month. He dies on the 10th. No part payment is due your son or his estate for the period between the 1st and the 10th.

Withdrawals And     If provided in the payment option election, all or part of
Changes             the unpaid balance under Options A or D may be withdrawn or applied under any other option.

                    If the cash surrender value is applied under Option A or D, we may delay payment of any withdrawal for up to six months. Interest at the rate in effect for Option D during this period will be paid on the amount withdrawn.

Income Protection   To the extent permitted by law, each option payment and any withdrawal shall be free from legal process and the claim of any creditor of the person entitled to them. No option payment and no amount held under an option can be taken or assigned in advance of its payment date, unless the Owner's written consent is given before the Insured dies. This consent must be received at our Principal Administrative
                    Office.

B960-1A-8800

                    Part 7.  Notes On Our Computations

                    This Part covers some technical points about this policy.

Net Investment      For each division of the Separate Account, the Net
Factor              Investment Factor for any valuation period is the gross
                    investment rate for that period plus 1.00000000 and minus an asset charge. This asset charge will be not more than .00001094 for each day of a valuation period. The Net
                    Investment Factor may be greater or less than 1.00000000.


                    For each division of the Separate Account, the gross investment rate for any valuation period is equal to:

                        . The net earnings of that division during the valuation period, divided by
                        . The value of the total assets of that division at the beginning of the valuation period.

                    The net earnings of each division are equal to the accrued investment income and capital gains and losses (realized and unrealized) of that division reduced by any amount charged against that division for taxes paid or reserved for by us. The gross investment rate will be determined by us in accordance with generally accepted accounting principles and applicable laws, rules and regulations. This determination shall be conclusive upon the Owner, the Insured, any Beneficiary and any assignee and any other person under this policy.

Accumulation Unit   The value of an accumulation unit in each division was set
Value               at $1.00000000 on the first valuation date selected by us.
                    The value on any date thereafter is equal to the product of the Net Investment Factor for that division for the valuation period which includes that date and the accumulation unit value on the preceding valuation date.

Adjustments Of     We have the right to split or consolidate the number of
Units And Values   accumulation units credited to the policy, with a
                   corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an adjustment of units to be desirable. However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions or investment return of this policy, or on the Owner, Insured, any Beneficiary, any assignee or other person, or on us.

Basis Of           The Basis Of Computation is the mortality table and interest
Computation        rate we use to determine:

                        .   The minimum cash surrender values;
                        .   The maximum monthly mortality charges;
                        .   The minimum annual interest earned on the fixed
                            account value of the policy; and
                        .   The minimum payments under Payment Options C, E and
                            F.

                    The Basis Of Computation for the minimum cash surrender values, for the maximum monthly mortality charges and for the minimum interest earned on the fixed account value of the policy is shown on the Schedule Page. The mortality table specified on the Schedule Page applies to amounts in a standard underwriting classification. Appropriate modifications are made to this table for any amount which is not in a standard underwriting classification.

                    In computing the minimum payments under Payment Options C, E and F, we use mortality rates from the 1983 Table "a" with Projection G for 30 years and with female rates set back five years. The interest used is at an annual rate of 3%.

Method Of Computing When required by the state where this policy was delivered,
Values we filed a detailed statement of the method we use to compute the policy benefits and values. These benefits and values are not less than those required by the laws of that state.

B960-1A-8800

WHERE TO FIND IT

                                                                        Page No.

  The Schedule Page .....................................................   1
  Table Of Maximum Monthly Mortality Charges ............................   2
  Table Of Minimum Face Amount Percentages ..............................   3
  Table Of Surrender Charges ............................................   4
  Table Of Minimum Account Values After Withdrawal ......................   5
Part 1. - The Basics Of This Policy .....................................   6
  The Parties Involved - Owner, Insured, Beneficiary, Irrevocable
    Beneficiary .........................................................   6
  Dates - Policy Date, Policy Anniversary Date, Policy Year, Issue
    Date, Monthly Calculation Date, Valuation Date, Valuation Period,
    Register Date .......................................................   6
  Policy A Legal Contract ...............................................   7
  Policy Is Not Participating ...........................................   7
  Representations And Contestability ....................................   7
  Misstatement Of Age Or Sex ............................................   7
  Meaning Of In Force ...................................................   7
  Principal Administrative Office .......................................   7
Part 2. - Premium Payments ..............................................   7
  The First Premium .....................................................   7
  Planned Premiums ......................................................   7
  Premium Flexibility And Premiun Notices ...............................   8
  Where To Pay Premiums .................................................   8
  Right To Refund Premiums ..............................................   8
Part 3. - Accounts, Values, and Charges .................................   8
  Net Premium ...........................................................   8
  Allocation Of Net Premiums ............................................   8
  The Separate Account ..................................................   8
  Changes In The Separate Account .......................................   9
  Accumulation Units ....................................................   9
  Purchase Of Accumulation Units ........................................   9
  Variable Account Value Of Policy ......................................   9
  The Guaranteed Principal Account ......................................  10
  Fixed Account Value Of Policy .........................................  10
  Interest On Fixed Account Value .......................................  10
  Account Value Of Policy ...............................................  11
  Monthly Charges .......................................................  11
  Grace Period And Termination ..........................................  12
Part 4. - Life Benefits .................................................  12
 Policy Ownership .......................................................  12
  Rights Of Owner .......................................................  12
  Assigning This Policy .................................................  12
  Changing The Owner Or Beneficiary .....................................  13
  Transfers Of Values....................................................  13
  Limitations On Transfers ..............................................  13
 Surrendering This Policy And Making Withdrawals ........................  13
  Right To Surrender ....................................................  13
  Cash Surrender Value ..................................................  13
  Making Withdrawals ....................................................  14
  How We Pay ............................................................  14
 Borrowing On This Policy ...............................................  14
  Right To Make Loans ...................................................  14
  Effect Of Loan ........................................................  15
  Maximum Loan Available ................................................  15
  Interest ..............................................................  15
  Policy Debt Limit .....................................................  15
  Repayment Of Policy Debt ..............................................  15
  Other Borrowing Rules .................................................  15
 Reinstating This Policy ................................................  16
  When Reinstatement Can Be Made ........................................  16
  Requirements To Reinstate .............................................  16
 Right To Increase Selected Face Amount .................................  16
  Increases In The Selected Face Amount .................................  16
  Limitations On Increases ..............................................  16
  Evidence Of Increases .................................................  16
 Reports To Owner .......................................................  16
  Annual Report .........................................................  16
  Illustrative Report ...................................................  17
Part 5. - The Death Benefit .............................................  17
  Death Benefit .........................................................  17
  Minimum Face Amount ...................................................  17
  When We Pay ...........................................................  17
  Interest On Death Benefit .............................................  17
  Suicide Exclusion .....................................................  18
Part 6. - Payment Options ...............................................  18
  Availability Of Options ...............................................  18
  Minimum Amounts .......................................................  18
  Description Of Options ................................................  18
  Electing A Payment Option .............................................  22
  Effective Date And Payment Dates ......................................  22
  Withdrawals And Changes ...............................................  22
  Income Protection .....................................................  22
Part 7. - Notes On Our Computations .....................................  23
  Net Investment Factor .................................................  23
  Accumulation Unit Value ...............................................  23
  Adjustments Of Units And Values .......................................  23
  Basis Of Computation ..................................................  23
  Method Of Computing Values ............................................  23

Any Riders and Endorsements, and a Copy of The Application For The Policy, Follow Page 23.

       [LETTERHEAD OF MML BAY STATE LIFE INSURANCE COMPANY APPEARS HERE]

Flexible Premium
Variable Whole Life Insurance Policy

This Policy provides that:

Insurance is payable when the Insured dies.
Within specified limits, flexible premiums may be paid during the Insured's lifetime.
No dividends will be paid.



B960-1A-8800